Exhibit 10.1

GMS INC. 2020 Equity Incentive Plan

NONSTATUTORY STOCK OPTION - Notice of Grant

GMS Inc. (the “Company”), a Delaware corporation, hereby grants to the Optionee set forth below (the “Optionee”) an option (the “Option”) to purchase the number of Shares of common stock of the Company (“Shares”) set forth below at the Option Price set forth below, pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Nonstatutory Stock Option Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the GMS Inc. 2020 Equity Incentive Plan (the “Plan”).

Date of Grant:	[●]

Name of Optionee:	[●]

Number of Shares Subject to Option:	[●] Shares

Option Price
(Price Per Share):	$[●][1] per Share

Expiration Date:	10 year anniversary of the Date of Grant.

Vesting:	The Option shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement.

Vesting Start Date:	[●]

The Option shall be subject to the execution and return of this Notice by the Optionee to the Company within 30 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). This Option is a non-qualified stock option and is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. By executing this Notice, the Optionee acknowledges that his or her agreement to the covenants set forth in Section 7 of the Award Agreement is a material inducement to the Company in granting this Award to the Optionee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

1 Option Price to equal fair market value per Share on Date of Grant.

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

GMS INC.

By:
Name:
Title:

OPTIONEE

By:
Name:

[Signature Page to Notice of Grant for the GMS Inc. 2020 Equity Incentive Plan Nonqualified Stock Option]

Exhibit A

GMS INC.

2020 Equity Incentive Plan

NON-STATUTORY STOCK OPTION

Award Agreement

THIS NONSTATUTORY STOCK OPTION AWARD AGREEMENT (the “Award Agreement”) is entered into by and among GMS Inc. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.	No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Optionee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other affiliates to Terminate the Optionee.

2.	Term of Option

As a general matter, the Option will expire on the Expiration Date set forth in the Notice and be deemed to have been forfeited by the Optionee. As provided below, the Optionee’s right to exercise the Option may expire prior to the Expiration Date if the Optionee Terminates, including in the event of the Optionee’s Retirement, Disability or death. This Award Agreement shall remain in effect until the Option has fully vested and been exercised or any unexercised portion thereof has been forfeited by the Optionee as provided in this Award Agreement. No portion of this Option shall be exercisable after the Expiration Date, or such earlier date as may be applicable, except as provided herein.

3.	Vesting of Option[2]

[Option 1: Subject to the remainder of this Section 3, the Option will vest as to thirty-three and one third percent (33.33%) on each anniversary of the Vesting Start Date, such that the Option shall become fully (100%) vested as of the third anniversary of the Vesting Start Date, subject to the Optionee not having Terminated as of the applicable vesting date.]

[Option 2: Subject to the remainder of this Section 3, the Option shall become fully (100%) vested upon first anniversary of the Vesting Start Date, subject to the Optionee not having Terminated prior to such anniversary.]

Except as otherwise provided herein, if the Optionee Terminates for any reason, the portion of the Option that has not vested as of such date shall terminate upon such Termination and be deemed to have been forfeited by the Optionee without consideration.

2 2020 Plan requires vesting period of at least one year.

4.	Exercise

Prior to the Expiration Date and at any time prior to the Optionee’s Termination, the Optionee may exercise all or a portion of the Option, to the extent vested, by giving notice in the form, to the person, and using the administrative method and the exercise procedures established by the Committee from time to time (including any procedures utilizing an electronic signature and/or web-based approval and notice process), specifying the number of Shares to be acquired. The Optionee’s right to exercise the vested portion of the Option following the date that of the Optionee’s Termination will depend on the reason for such Termination, as described in Sections 5, 6 and 7 below.

The Optionee must pay to the Company at the time of exercise the amount of the Option Price for the number of Shares covered by the notice to exercise (“Aggregate Option Price”). The Aggregate Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (v) cash or its equivalent (e.g., a check); (w) by making arrangements through a registered broker-dealer pursuant to cashless exercise procedures established by the Committee from time to time; (x) if permitted by the Committee in its sole discretion, the transfer, either actually or by attestation, to the Company of Shares held by the Optionee , such transfer to be upon such terms and conditions as determined by the Committee; (y) in the form of other property as determined by the Committee in its sole discretion; or (z) through Share withholding as a result of which the number of Shares issued upon exercise of an Option would be reduced by a number of Shares having a Fair Market Value equal to the Aggregate Option Price. Any Shares transferred to the Company as payment of the Aggregate Option Price shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver this Award Agreement to the Company, which shall endorse thereon a notation of such exercise and return such Award Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

5.	Termination of Service

If the Optionee incurs a Termination for any reason, whether voluntarily or involuntarily, without Cause, other than as a result of the Optionee’s death, Disability or Retirement, then the portion of this Option that has previously vested but has not been exercised shall remain exercisable until, and shall terminate upon, the first to occur of (a) the end of the day that is forty-five (45) days following the date of the Optionee’s Termination or (b) the Expiration Date. If the Optionee incurs a Termination for Cause, then this Option and all rights attached hereto shall be forfeited and terminate immediately upon the effective date of such Termination for Cause.

6.	Death or Disability of the Optionee

Upon the Optionee’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until, and shall terminate upon, the first to occur of (a) the end of the day that is one hundred and eighty (180) days after the date of the Optionee’s Termination for death or Disability, as applicable, or (b) the Expiration Date of the Option. Until such termination of the Option, the vested portion of the Option may, to the extent that this Option has not previously been exercised by the Optionee, be exercised by the Optionee in the case of his or her Disability, or, in the case of death, by the Optionee’s personal representative or the person entitled to the Optionee’s rights under this Award Agreement.

7.	Retirement of the Optionee

(a)       If the Optionee Terminates as a result of the Optionee’s Retirement and the Optionee agrees to be bound by the restrictive covenants set forth in Exhibit B attached hereto (the “Restrictive Covenants”), then (i) the Optionee shall continue to vest in the portion of the Option that was not vested and exercisable as of the date of the Optionee’s Retirement for the [Option 1: three-year] [Option 2: one-year] period following Optionee’s Retirement as if the Optionee’s employment had not terminated, unless the Optionee violates any of the Restrictive Covenants; and (ii) the Option shall terminate upon the Expiration Date, unless the Optionee violates any of the Restrictive Covenants. If, in the sole discretion of the Company, the Optionee violates one of the Restrictive Covenants, then the Option, whether or not vested, shall be immediately forfeited and cancelled as of the date of such violation.

For purposes of this Award Agreement, “Retirement” shall mean the Optionee’s termination of employment following attainment of age 63 or following attainment of age 60 plus 5 years of service, whichever is the first to occur.

For the avoidance of doubt, the Restrictive Covenants are separate and apart from, and shall be in addition to, any restrictive covenants the Optionee may be subject to pursuant to another agreement or arrangement with the Company.

(b)       If the Optionee Terminates as a result of the Optionee’s Retirement and the Optionee does not agree to be bound by the Restrictive Covenants, then the portion of this Option that has previously vested but has not been exercised shall remain exercisable until, and shall terminate upon, the first to occur of (i) the end of the day that is forty-five (45) days following the date of the Optionee’s Retirement or (ii) the Expiration Date.

8.	Change in Control

(a)       If (i) a Change in Control occurs while Optionee is employed by, or otherwise providing services to, the Company or one of its Subsidiaries, and (ii) the Option is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee, then, as of the effective date of the Change in Control, the Option shall become immediately vested and exercisable.

(b)       If (i) a Change in Control occurs while Optionee is employed by, or otherwise providing services to, the Company or one of its Subsidiaries, (ii) the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee, and (iii) within two (2) years after the effective date of the Change in Control, the Optionee’s employment or service is terminated by the Company or one of its Subsidiaries without Cause or, if applicable, the Optionee resigns for Good Reason (as defined herein), then as of Optionee’s Termination, the Option shall be immediately vested and exercisable. For purposes of this Award Agreement, “Good Reason” shall have the meaning, if any, assigned such term in the employment, severance or similar agreement, if any, between the Optionee and the Company or one of its Subsidiaries, provided, however that if there is no such employment, severance or similar agreement in which “Good Reason” is defined, then “Good Reason” as used herein shall not be operative and shall not apply to the Option.

9.	Prohibited Activities

(a)               No Sale or Transfer. Unless otherwise required by law, this Option shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Option will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Optionee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)               Right to Terminate Option and Recovery. The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (a) the Optionee materially violates the Optionee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Optionee is a party, or (b) the Optionee materially breaches or violates the Optionee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Optionee is a party, or (c) the Optionee engages in any activity prohibited by this Section 7 of this Award Agreement, or (d) the Optionee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Optionee is a party, or (e) the Optionee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Optionee is a party, or (f) the Optionee is convicted of a felony against the Company or any of its affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Option (including the vested portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect. “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Optionee (including any prior option agreement) that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Optionee.

(c)               Other Remedies. The Optionee specifically acknowledges and agrees that its remedies under this Section 7 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Optionee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

10.	No Rights as Stockholder

The Optionee shall have no rights as a stockholder with respect to the Shares covered by any exercise of this Option until the effective date of issuance of the Shares and the entry of the Optionee’s name as a shareholder of record on the books of the Company following exercise of this Option.

11.	Taxation Upon Exercise of Option; Tax Withholding; Parachute Tax Provisions

The Optionee understands that, upon exercise of this Option, the Optionee will recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the amount by which the Fair Market Value of the Shares, determined as of the date of exercise, exceeds the Option Price. The acceptance of the Shares by the Optionee shall constitute an agreement by the Optionee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

The Optionee is responsible for all tax obligations that arise as a result of the exercise of this Option. The Company may withhold from any amount payable to the Optionee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such exercise or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the exercise this Option. The Company shall have the right to require the payment of any such taxes and require that the Optionee, or the Optionee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to exercise or before the issuance of any Shares pursuant to this Option. The Optionee may pay his or her withholding tax obligation in connection with the exercise of the Option, by making (w) a cash payment to the Company, or (x) arrangements through a registered broker-dealer pursuant to cashless exercise procedures established by the Committee from time to time. In addition, the Committee, in its sole discretion, may allow the Optionee, to pay his or her withholding tax obligation in connection with the exercise of the Option, by (y) having withheld a portion of the Shares then issuable to him or her upon exercise of the Option or (z) surrendering Shares, in each case having an aggregate Fair Market Value equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee approves.

In connection with the grant of this Option, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit A attached hereto.

12.	Securities Laws; Tolling of Exercise Period Expiration

(a)               Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Optionee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Optionee upon exercise of the Option in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act, Exchange Act, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Optionee may receive as a result of the exercise of the Option.

(b)               Notwithstanding any provision contained in this Award Agreement or the Plan to the contrary,

(i)                        if, following the Optionee’s Termination, all or a portion of the exercise period applicable to the Option occurs during a time when the Optionee cannot exercise the Option without violating (w) an applicable Federal, state or local law, (x) the rules related to a blackout period declared by the Company, (y) any agreed to lock-up arrangement, or (z) other similar circumstance, in each case, the exercise period applicable to the Option will be tolled for the number of days that such prohibitions or restrictions apply, such that the exercise period will be extended by the same number of days as were subject to the prohibitions or restrictions; provided, however, that the exercise period may not be extended due to such tolling past the Expiration Date of the Option as set forth above; and

(ii)                        if the Expiration Date is set to occur during a time that the Optionee cannot exercise the Option without violating an applicable Federal, state or local law (and the Option has not previously been exercised or otherwise terminated), the exercise period will be tolled until such time as the violation would no longer apply; provided, however, that the exercise period applicable to the Option in this event will be fifteen (15) days from the date such potential violation is longer applicable.

13.	Modification, Extension and Renewal of Options

This Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Optionee and no modification shall, without the consent of the Optionee, alter to the Optionee’s material detriment or materially impair any rights of the Optionee under this Award Agreement except to the extent permitted under the Plan.

14.	Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Company at the address below:

GMS Inc.

100 Crescent Centre Parkway, Suite 800

Tucker, Georgia 30084

Phone: (800) 392-4619

Attention: General Counsel

(b)	If to the Optionee, at the most recent address, facsimile number or email contained in the Company’s records.

15.	Award Agreement Subject to Plan and Applicable Law

This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Option shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Optionee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.

16.	Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

17.	Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

18.	Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

19.	Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof. If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

20.	Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Exhibit A

PARACHUTE TAX PROVISIONS

This Exhibit A sets forth the terms and provisions applicable to the Optionee pursuant to the provisions of Section 9 of the Award Agreement. This Exhibit A shall be subject in all respects to the terms and conditions of the Award Agreement.

(a)       To the extent that the Optionee, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Award Agreement, any employment or other agreement with the Company or any Subsidiary or otherwise in connection with, or arising out of, the Optionee’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Optionee whichever of the following two alternative forms of payment would result in the Optionee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Optionee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)       If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Optionee may designate a different order of reduction.

(c)       For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)       All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Optionee.

(e)       The federal tax returns filed by the Optionee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Optionee. The Optionee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Optionee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)       In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Optionee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Optionee but the Optionee shall control any other issues. In the event that the issues are interrelated, the Optionee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Optionee shall permit the representative of the Company to accompany the Optionee, and the Optionee and his representative shall cooperate with the Company and its representative.

(g)       The Company shall be responsible for all charges of the Accountants.

(h)       The Company and the Optionee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(i)       Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Optionee and the repayment obligation null and void.

(j)       Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit A shall be paid to the Optionee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Optionee or where no taxes are required to be remitted, the end of the Optionee’s calendar year following the Optionee’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)       The provisions of this Exhibit A shall survive the termination of the Optionee’s employment with the Company for any reason and the termination of the Award Agreement.

Exhibit B

RESTRICTIVE COVENANTS

This Exhibit B contains the Restrictive Covenants applicable to the Optionee if the Optionee agrees to be bound by the Restrictive Covenants as a condition to receipt of the benefits set forth in Section 7(a) of the Award Agreement.

1.       Unauthorized Disclosure. The Optionee agrees and understands that in the Optionee’s position with the Company, the Optionee has and shall be exposed to and has and shall receive information relating to the confidential affairs of the Company and its direct and indirect subsidiaries and affiliates (the “Company Group”), including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Optionee’s violation of this Section 1 of Exhibit B or disclosure by a third party who is known by the Optionee to owe the Company an obligation of confidentiality with respect to such information. The Optionee agrees that at all times during the Optionee’s employment with the Company and thereafter, the Optionee shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Optionee’s employment with the Company, unless required by law to disclose such information, in which case the Optionee shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. The Optionee understands and acknowledges that nothing in this section limits the Optionee’s ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by the Optionee, on the Optionee’s behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Optionee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Optionee has made such reports or disclosures. In addition, and anything herein to the contrary notwithstanding, the Optionee is hereby given notice that the Optionee shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.       Return of Property. Upon termination of the Optionee’s employment with the Company, the Optionee shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Optionee during or prior to the Optionee’s employment with the Company, and any copies thereof in the Optionee’s (or reasonably capable of being reduced to the Optionee’s) possession; provided that nothing in this Award Agreement or elsewhere shall prevent the Optionee from retaining and utilizing: documents relating to the Optionee’s personal benefits, entitlements and obligations; documents relating to the Optionee’s personal tax obligations; the Optionee’s desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company. To the extent that the Optionee has electronic files or information in the Optionee’s possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to Optionee’s Termination, or at any other time the Company requests, the Optionee shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

3.       Non-Competition. By and in consideration of the Company’s grant of the Option, and in further consideration of the Optionee’s exposure to the Confidential Information of the Company Group, the Optionee agrees that the Optionee shall not, during Optionee’s employment with the Company and for twelve (12) months following the Optionee’s Termination (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 3 of Exhibit B, so long as the Optionee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in which any member of the Company Group operates or markets in any business which is in material competition with the business of any member of the Company Group. During the Restriction Period, upon request of the Company, the Optionee shall notify the Company of the Optionee’s then-current employment status.

4.       Non-Solicitation of Employees. During the Restriction Period, the Optionee shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of any member of the Company Group other than an employee (a) whose employment was involuntarily terminated by a member of the Company Group after the Optionee’s Termination and (b) who has not been an employee of the Company Group for six months or longer. The foregoing restriction shall not apply to the placement of general advertisements or other notices of employment opportunities that are not targeted, directly or indirectly, to any current or former employee of the Company otherwise covered by the scope of such restriction so long as the Optionee is not personally involved in the recruitment or hiring of any such employee subsequent to such general advertisement or other notice.

5.       Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out the Optionee’s responsibilities for the Company Group), the Optionee shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group.

6.       Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Optionee is in breach of any of Sections 3, 4 or 5 of this Exhibit B.

7.       Proprietary Rights. The Optionee shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Optionee, either alone or in conjunction with others, during the Optionee’s employment with the Company and related to the business or activities of the Company Group (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Optionee assigns and agrees to assign all of the Optionee’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Optionee acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Optionee’s employer. Whenever requested to do so by the Company, the Optionee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group. These obligations shall continue beyond the end of the Optionee’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Optionee while employed by the Company, and shall be binding upon the Optionee’s employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Optionee’s signature on any document needed in connection with the actions described in this Section 7 of Exhibit B, the Optionee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Optionee’s agent and attorney in fact to act for and on the Optionee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7 of Exhibit B with the same legal force and effect as if executed by the Optionee.

8.       Remedies. The Optionee agrees that any breach of the terms of the Restrictive Covenants contained in this Exhibit B would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Optionee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Optionee and/or any and all Persons acting for and/or with the Optionee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Optionee. The Optionee and the Company further agree that the provisions of the covenants contained in this Exhibit B are reasonable and necessary to protect the businesses of the Company Group because of the Optionee’s access to Confidential Information and the Optionee’s material participation in the operation of such businesses. In the event that the Optionee willfully and materially breaches any of the covenants set forth in this Exhibit B, then in addition to any injunctive relief, the Optionee shall forfeit the Option in its entirety, whether vested or unvested.

9.       Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and the Optionee agree that, notwithstanding anything in this Award Agreement to the contrary, this Exhibit B shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. The Optionee agrees that the exclusive forum for any action to enforce this Exhibit B, as well as any action relating to or arising out of this Exhibit B, shall be the federal and state courts of the State of Georgia. With respect to any such court action, the Optionee hereby irrevocably submits to the personal jurisdiction of such courts. The Company and the Optionee hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

10.       Non-Disparagement. From and after the date of grant and following the Optionee’s Termination, the Optionee agrees not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. This Section 10 of Exhibit B shall not in any way limit any of the protected rights contained in the last two sentences of Section 1 of Exhibit B of this Award Agreement, or the Optionee’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

11.       Survival. The obligations of the Optionee under this Exhibit B shall survive the termination of this Award Agreement and the Optionee’s Termination for the periods expressly designated in this Exhibit B or, if no such period is designated, for the maximum period permissible under applicable law.